Exhibit 10.4
PURCHASE AND SALE AGREEMENT
by and between
Oasis Petroleum North America LLC,
a Delaware limited liability company
as Buyer
and
Zenergy Onshore Properties, LLC, a Delaware limited liability company, Zenergy
Operating Company, LLC, a Delaware limited liability company, Zeneco, Inc. an
Oklahoma corporation and Garden Isle Investments, LLC, an Oklahoma limited liability company
as Seller
Dated November 5, 2010

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(continued)

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PURCHASE AND SALE AGREEMENT
     This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated November 5, 2010, is by and between Oasis Petroleum North America LLC, a Delaware limited liability company (“Buyer”), and Zenergy Onshore Properties, LLC, a Delaware limited liability company, Zenergy Operating Company, LLC, a Delaware limited liability company, Zeneco, Inc., an Oklahoma corporation and Garden Isle Investments, LLC, an Oklahoma limited liability company (collectively, “Seller”).
RECITALS
     WHEREAS, Seller and Buyer are parties to that certain Participation Agreement, dated May 1, 2008 (“Participation Agreement”) relating to the Hebron Prospect, which covers certain lands in Roosevelt County, Montana; and
     WHEREAS, pursuant to the Participation Agreement, Seller earned the right to assignments from Buyer of an undivided fifty percent (50%) interest in certain oil and gas leases covering lands in Roosevelt County, Montana and related properties; and
     WHEREAS, as to certain of such leasehold interests earned by Seller, as more fully described in Exhibit A-1 (Part Two), Buyer holds record title to such leases, and Seller owns an undivided fifty percent (50%) of the beneficial interest in and to such leases (the “Beneficially Owned Leases”), subject to the terms of the Participation Agreement;
     WHEREAS, Seller also has acquired and holds record title to certain additional leasehold interests in the Hebron Prospect and Buyer owns an undivided fifty percent (50%) of the beneficial interests in and to such leases;
     WHEREAS, Seller has been the operator of the Hebron Prospect and has drilled and completed several wells on lands included in the Hebron Prospect; and
     WHEREAS, Seller desires to sell the entirety of its interests and rights in such leases and the other properties comprising the Assets, as defined herein, whether owned of record or beneficially by Seller, and Buyer desires to purchase the Assets pursuant to the terms of this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1
PURCHASE AND SALE
1.1	Purchase and Sale. Subject to the reservations and exceptions and the other terms and conditions herein set forth, Seller agrees to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller at the Closing, but effective as of the Effective Time, all of the Assets.

1.2	Assets. The Assets mean and are all of the Seller’s right, title and interest in, to and under the following real and personal property interests, whether owned of record or beneficially:
a.	(i) The oil and gas leases, oil, gas and mineral leases, mineral fee interests, other fee interests, royalty interests, overriding royalty interests, net profits interests and other leasehold interests described in Exhibit A-1 (Exhibit A-1 Part One being such interests as to which Seller holds legal title, and Exhibit A-1 Part Two being the Beneficially Owned Leases; provided however, any reference in this Agreement to Exhibit A-1 which does not specify Part One or Part Two shall mean both Exhibit A-1 Part One and Exhibit A-1 Part Two); and (ii) any other oil and gas leases, leasehold, royalty interests, overriding royalty interests, net profits interests or other mineral or fee interest covering lands within the boundaries of the Area of Mutual Interest described and designated in the Participation Agreement and the Operating Agreement attached thereto (“Operating Agreement”) and also outlined in the Exhibit B to the Operating Agreement (“AMI”), whether or not described on Exhibit A-1, and (iii) any other oil, gas and mineral leases, options, extensions and amendments to oil, gas and mineral leases covering lands in the AMI, (x) acquired by Buyer whether or not offered to Seller for which Seller has paid or has not paid, but which have not yet been assigned by Buyer to Seller, or (y) acquired by Seller whether or not offered to Buyer for which Buyer has paid or has not paid, but which have not yet been assigned by Seller to Buyer, in each case, whether or not described on Exhibit A-1; and (iv) any oil and gas leases, oil, gas and mineral leases, mineral fee interests, other fee interests, royalty interests, overriding royalty interests, net profits interests and other leasehold interests, extensions, renewals or amendments to any oil, gas and mineral leases covering lands in the AMI acquired by Seller after the Closing Date and prior to the second anniversary date of the Closing Date (all the foregoing described in clauses (i), (ii) (iii) and (iv) are herein referred to as the “Leases”).

b.	The unitization, pooling and communitization agreements, declarations and orders covering any of the lands covered by the Leases (the lands covered by the Leases are herein called the “Lands”).

c.	(i) The oil, gas and all other hydrocarbons and minerals (including but not limited to coalbed methane, casinghead gas, condensate, natural gas liquids, ethane, propane, iso-butane, nor-butane, and gasoline) (“Hydrocarbons”) produced from or attributable to the Leases or the Lands from and after the Effective Time; (ii) all Hydrocarbons in storage tanks as of the Closing Date for which Seller receives an upward adjustment to the Purchase Price pursuant to Sections 2.2a(ii) or (iii); and (iii) Hydrocarbons that at the Effective Time are below the fill line at the bottom of the tank metering outlet or below the load level connection).

d.	(i) The oil, gas, water, or injection wells located on the Leases or Lands or on lands pooled or unitized therewith, whether producing, shut-in, or abandoned, including any wells in progress that have been spudded, if any, specifically including the wells described in Exhibit A-2 (collectively, the “Wells”) and (ii) all gathering lines, pipelines, tanks, separation equipment, processing plants, boilers, buildings, injection facilities, saltwater disposal facilities, compression facilities, other personal property, fixtures, improvements and facilities located on or used or obtained for use in connection with or otherwise related to the exploration for or production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or water produced from the Leases, Lands or lands pooled therewith, including, without limitation, the equipment described in Exhibit I.

e.	All Hydrocarbon sales, purchase, exchange, gathering and processing contracts, operating agreements, balancing agreements, joint venture agreements, partnership agreements, farmout agreements, service agreements, exploration agreements, surface leases, permits and licenses, surface use agreements, (including the rights-of-way, and easements and surface use agreements described on Exhibit A-3), and other surface rights, subsurface use agreements, servitudes, and other contracts, agreements and instruments described in Exhibit B, to the extent such contracts, agreements and rights are assignable without causing a termination of the right, but excluding any master service agreements (the “Material Agreements”), and provided that “Material Agreements” shall not include the instruments constituting the Leases and other instruments constituting the Seller’s chain of title to the Leases.

f.	All the files, records and data maintained by Seller and relating to the interests described in this Section 1.2, including without limitation, all cores (whole and sidewalls), thin sections prepared from any of the Wells, lease files, land files, well files, drilling reports, files relating to the Material Agreements, division order files, abstracts and title opinions and copies of applicable accounting records, and copies of all JIB’s, AFE’s and revenue remittance advices, directly related to the foregoing Assets; and all land, geological and geophysical data associated with the Leases or Wells (the “Records”); provided, however, that the Records shall not include the general corporate files and records of Seller, any data or records which are subject to transfer restrictions or confidentiality obligations owed to third parties that prohibit disclosure to Buyer (provided that Seller will, at Buyer’s request, at no cost or expense to Seller, request waivers of such transfer and confidentiality restrictions), or files and records, other than title opinions, that are subject to attorney-client privilege.

g.	Except for the excluded assets described in Section 1.3, it is the intent of Seller to convey to Buyer (and the Assets shall include) all of the rights, estates, or interests of Seller described in Sections 1.2a through f above that cover lands located in the AMI and that are owned directly or indirectly by (i) Seller or any Affiliate of Seller, (ii) any trust, estate or other entity in which Seller or any Affiliate of Seller is a beneficiary or owns a beneficial interest, (iii) any nominee or agent for Seller or any Affiliate of Seller, and, (iv) any executor, executrix, or administrator for Seller or any Affiliate of Seller, and Seller shall cause such to be conveyed to Buyer. “Affiliate” means, when used with respect to any Person (as hereinafter defined), any individual, corporation, partnership, joint venture, trust, limited liability company, limited liability limited partnership, unincorporated organization or other entity (each, a “Person”) which is directly or indirectly controlled by, controlling or under common control with such Person. For purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, for purposes of this Section 1.2g, any Affiliate of Och-Ziff Capital Management Group LLC (“Och-Ziff”) other than a Seller shall not be deemed an Affiliate of Seller.
1.3	Excluded and Reserved Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby
a.	all trade credits, accounts receivable, notes receivable, and other receivables accruing or attributable to the period before the Effective Time (except those for which there is a related upward adjustment to the Purchase Price pursuant to Section 2.2a,

b.	all production of Hydrocarbons from or attributable to the Assets with respect to all periods prior to the Effective Time and all proceeds attributable thereto except such Hydrocarbons for which Seller is credited an upward adjustment to the Purchase Price pursuant to Section 2.2a(ii) and (iii) and except for tank bottoms or line fill volumes,

c.	any refund of, or loss carry forwards with respect to, costs, taxes (including production, windfall profit, severance, ad valorem or any other taxes) or expense borne by Seller or Seller’s predecessors in title attributable to the period prior to the

Effective Time, except to the extent attributable to any obligations or liabilities assumed by Buyer, or for which Buyer is required to indemnify Seller Indemnified Parties;

d.	any and all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from the Assets, including settlement of disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Time, except to the extent attributable to any obligations or liabilities assumed by Buyer, or for which Buyer is required to indemnify Seller Indemnified Parties,

e.	the right to exercise any audit rights under operating agreements or other agreements with respect to periods prior to the Effective Time (and Buyer will cooperate with Seller to facilitate Seller’s exercise of such rights), except to the extent attributable to any obligations or liabilities assumed by Buyer, or for which Buyer is required to indemnify Seller Indemnified Parties,

f.	all cash advances made by third parties to Seller under applicable joint operating agreements attributable to such parties’ interests in the Leases,

g.	all claims and causes of action of Seller arising from acts, omissions or events, or damage to or destruction of the Assets occurring prior to the Effective Time, except to the extent attributable to any obligations or liabilities assumed by Buyer, or for which Buyer is required to indemnify Seller Indemnified Parties,

h.	all office furniture, furnishings, computer equipment, computer software, and other office equipment located at the offices of Seller,

i.	any and all files, records, and documents relating to Seller’s sale of the Assets, including any research, valuation or pricing information prepared by Seller and/or its consultants in connection with Seller’s efforts to sell the Assets, and any bids received for such interests and information and correspondence in connection therewith,

j.	all rights, titles, claims and interests of Seller to or under any policy or agreement of insurance or any insurance proceeds, except to the extent specifically contemplated by this Agreement,

k.	all rights, titles, claims and interests of Seller to or under any agreement of indemnity or indemnity proceeds relating to an event that occurred prior to the Effective Time, except to the extent attributable to any obligations or liabilities assumed by Buyer, or for which Buyer is required to indemnify Seller Indemnified Parties, and

l.	all bonds posted by Seller.
1.4	Effective Time. The purchase and sale of the Assets shall be effective as of August 1, 2010, at 7:00 a.m., at the location of the applicable Assets (the “Effective Time”).

1.5	Termination of Agreements and AMI. Effective as of the Closing Date, Buyer and Seller hereby agree to terminate, as between themselves the AMI, the Participation Agreement and the Operating Agreement; provided, however, that notwithstanding such termination, both Buyer and Seller shall remain obligated to discharge any outstanding obligations under the Participation Agreement and the Operating Agreement (and any associated agreements), with respect to payment of costs accrued, which arose prior to the Closing Date, except to the extent such costs and expenses are included in the adjustments to the Purchase Price made pursuant to Section 2.2. In addition, as of the Closing Date, Seller and Buyer hereby release, discharge and covenant not to sue the other in respect of any claim or obligation related to the failure of Buyer to deliver assignments of Leases to Seller and any claims of Buyer to receive overriding royalty interests in extensions and renewals of Leases and any other claims related to the Participation Agreement or Operating Agreement except that the termination of the Participation Agreement and Operating Agreement and the release of claims in this Section 1.5 shall not affect or modify the responsibility of the parties for Property Expenses and other obligations and liabilities as set forth in Articles 2 and 8.

1.6	Non-Compete.
a.	Seller shall not, directly or indirectly, acquire, (and shall ensure that, except as set forth herein, its Affiliates, and the respective members, partners, employees, officers and directors of Seller and such Affiliates do not acquire, directly or indirectly) in any capacity for a period of two (2) years following the Closing Date, any interest in any Restricted Opportunity (whether alone or as a partner, joint venturer, or equity interest holder of, or lender to, any person or business acquiring such interest). “Restricted Opportunity” means any opportunity for (including an opportunity to finance) the leasing, acquisition, exploration, development, production, gathering or marketing or any combination of the foregoing, of oil, gas or other hydrocarbons in the AMI, but for the avoidance of doubt shall specifically exclude with respect to Och-Ziff only, any gathering, marketing or transportation opportunity or any opportunity relating to providing materials, labor or field services in connection with the drilling of wells.

b.	Notwithstanding anything to the contrary contained in this Agreement, Section 1.6a shall not apply to, and shall not limit or restrict in any way, any direct or indirect investment made by Och-Ziff and/or any of its Affiliates (excluding for purposes of this Section 1.6(b), any Seller, any Person controlled (as defined in Section 1.2g) by any Seller and any of such Seller’s or Person’s current members, partners, employees, officers, managers and directors) (A) in any debt or equity securities of any Person (including without limitation, any options, warrants or other derivatives with respect thereto and including any securities of Buyer) listed on a national securities exchange or actively traded in the public over-the-counter market or otherwise offered to the public in compliance with federal or state securities laws to the extent such investment constitutes a passive investment or (B) in any non-convertible debt of any Person (including without limitation, any options, warrants or other derivatives with respect thereto) listed on a national securities exchange, actively traded in the public over-the-counter market or otherwise offered to the public in compliance with federal or state securities laws or (C) in any Person (other than any Seller, any Person controlled (as defined in Section 1.2(g)) by any Seller and any of such Seller’s or Person’s current members, partners, employees, officers, managers and directors) who owns rights in any oil, gas or other hydrocarbons in the AMI (whether by way of a subsurface lease or otherwise), regardless of whether or not such investment is a passive investment, provided that (i) such rights in the AMI constitute less than 30% of such Person’s consolidated assets as of the end of any fiscal year and represent less than 30% of such Person’s consolidated revenue in any fiscal year and (ii) Och-Ziff and its Affiliates do not provide or cause to be provided to such Person any Confidential Information.
ARTICLE 2
PURCHASE PRICE
2.1	Purchase Price. The purchase price for the Assets shall be forty-eight million dollars ($48,000,000.00) (the “Purchase Price”). The Purchase Price shall be paid by Buyer to Seller, as adjusted pursuant to Section 2.2, at Closing, by means of a completed federal funds wire transfer to the account set forth in Schedule 2.1. The Purchase Price shall be apportioned among the entities comprising Seller as provided in Schedule 2.1; provided, however, payment of the Purchase Price as so adjusted to the account designated in Schedule 2.1 shall discharge Buyer’s obligation to remit the Purchase Price as so adjusted payable at Closing to all Sellers.

2.2	Adjustments to Purchase Price. The Purchase Price shall be adjusted according to this Section without duplication. For all adjustments known or capable of reasonable estimation as of the Closing Date, the Purchase Price shall be adjusted at Closing pursuant to the “Preliminary Settlement Statement” approved by Seller and Buyer.
          For the purposes of this Agreement, the term “Property Expenses” shall mean all capital expenses, joint interest billings, prepaid insurance, lease operating expenses, lease rentals (but not prepaid rentals or bonuses), maintenance costs, royalties, Taxes (as defined and apportioned as of the Effective Time pursuant to Article 7) and shut-in payments, drilling expenses, workover expenses, geological, geophysical and any other exploration, operation production and development expenditures chargeable to the joint account under applicable operating agreements, or absent an applicable operating agreement, consistent with the standards established by the Council of Petroleum Accountant Societies of North America; including without limitation, Seller’s general and administrative expenses, to the extent provided for and chargeable to the joint account under the applicable operating agreement.
a.	Upward Adjustments. The Purchase Price shall be adjusted upward by the following, without duplication:
(i)	The amount of all Property Expenses attributable to the ownership or operation of the Assets from and after the Effective Time and paid by Seller prior to Closing.

(ii)	To the extent not otherwise accounted for hereunder, the amount equal to all proceeds (net of applicable Taxes and royalties, overriding royalties and other burdens on Seller’s share of production not otherwise accounted for hereunder) received and retained by Buyer from the sale of Hydrocarbons produced from and attributable to the Assets prior to the Effective Time;

(iii)	The amount equal to the value of Seller’s share of all crude oil in storage tanks, measured at the fill line at the bottom of the tank metering outlet, on the day immediately preceding the Effective Time, to be calculated as the product of (i) the volume of crude oil in each storage tank (attributable to the Seller’s net revenue interest) as of the Effective Time as shown by the gauge report at the Effective Time (provided that the gauge report shall be adjusted for a mutually agreed upon amount of basic sediments and water and provided further that if no gauge report exists, such volumes shall be determined by reference to reasonable interpolative procedures, including reference to applicable run tickets), multiplied by (ii) the last purchase price as of the Effective Time for the Well from which the crude oil in such tank was produced, less applicable Taxes and other adjustments for other matters that were made or would have been made by the purchasers of such production consistent with past practices; provided, however, that the adjustment contemplated by this subsection (iii) shall be made only to the extent that Seller does not receive and retain the proceeds, or portion thereof, attributable to crude oil in the storage tanks that was produced from or credited to the Assets prior to the Effective Time; and

(iv)	With respect to net Imbalances, if the Assets are, as of the Effective Time, in the aggregate, underproduced, the Purchase Price shall be adjusted upward by the volume of such net underproduction, multiplied by the relevant commodity price in effect for the applicable Hydrocarbon on the Closing Date under the applicable commodity sales contract under which Seller is selling such production as of the Closing Date.
b.	Downward Adjustments. The Purchase Price shall be adjusted downward by the following, without duplication:
(i)	The amount equal to all proceeds (net of applicable Taxes and royalties, overriding royalties (other than overriding royalties that are part of the Assets) and other burdens on Buyer’s share of production not otherwise accounted for hereunder) received and retained by Seller from the sale of Hydrocarbons produced from and attributable to the Assets from and after the Effective Time;

(ii)	The amount of all Property Expenses attributable to the ownership or operation of the Assets prior to the Effective Time and paid by Buyer;

(iii)	The amount of Seller’s share of lease bonuses, extension payments, brokerage costs and prepaid rentals paid by Buyer prior to the Effective Time with respect to the Assets for which Seller has not reimbursed Buyer; and

(iv)	With respect to net Imbalances, if the Assets are, as of the Effective Time, in the aggregate, overproduced, the Purchase Price shall be adjusted downward by the volume of such net overproduction, multiplied by the relevant commodity price in effect for the applicable Hydrocarbon on the Closing Date under the applicable commodity sales contract under which Seller is selling such production as of the Closing Date.
c.	At Closing, Buyer shall pay Seller an amount (the “Closing Amount”) equal to the amount of the Purchase Price, as adjusted pursuant to this Section 2.2, (i) minus the amount of revenue suspense account funds maintained by Seller, as described in Section 6.5 ; and (ii) plus the amount of Buyer’s joint interest billings attributable to Buyer’s pre-Closing interest in the Leases for all periods occurring on or before October 31, 2010, as provided in the Preliminary Settlement Statement.
2.3	Allocated Values. Seller and Buyer agree to allocate the Purchase Price among the Assets as set forth on Exhibit C. Each portion of the Assets to which a value is separately allocated on Exhibit C is herein called an “Asset” and such separate value is herein called the “Allocated Value” of such Asset.

ARTICLE 3
SELLER’S REPRESENTATIONS AND WARRANTIES
Seller makes the following representations and warranties as of the date of this Agreement.
3.1	Existence. Each Seller (i) is duly organized, validly existing and in good standing under the laws of its respective State of organization or formation and (ii) is duly qualified to do business in the states where it owns and operates the Assets.

3.2	Power and Authority. Each Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Seller at Closing, and to perform its obligations under this Agreement and under such documents. The consummation of the transaction contemplated by this Agreement and each of the documents contemplated to be executed by Seller at Closing will not violate, nor be in conflict with, (i) any provision of any Seller’s organizational or governing documents, (ii) any agreement or instrument to which any Seller is a party or is bound, or (iii) to Seller’s knowledge any law, judgment, decree, order, statute, rule or regulation applicable to any Seller or the Assets.

3.3	Authorization. The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Seller at Closing and the contemplated transaction have been duly and validly authorized by all requisite corporate or other company action on the part of each Seller.

3.4	Execution and Delivery. This Agreement has been duly executed and delivered on behalf of each Seller, and at the Closing, all documents and instruments required hereunder to be executed and delivered by Seller shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

3.5	Foreign Person. Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Code (i.e. Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

3.6	Liabilities for Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transaction contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

3.7	No Liens. Subject to receipt of third-party approvals and consents and waivers of preferential purchase rights listed in Exhibit A-4 (if any), the execution, delivery and performance of this Agreement (and any agreement executed by Seller pursuant hereto) does not, and the fulfillment of and compliance with the terms and conditions hereof, will not, create a lien or encumbrance on the Assets or trigger an outstanding security interest in the Assets that will remain in existence after Closing under any agreement or instrument (i) to which Seller is a party, (ii) (A) executed by a Person other than Buyer or its Affiliates after the date of the Participation Agreement and (B) by which any of the Assets is bound, or (iii) to Seller’s knowledge by which any of the Assets is bound.

3.8	Taxes. Except as set forth in Section 3.8 of the Disclosure Schedule, all Taxes attributable to Seller’s ownership or operation of the Assets have been paid when due. Seller has no knowledge of any delinquency in the payment of Taxes on the Assets or the production of Hydrocarbons from the Assets attributable to the period of Seller’s ownership or operation thereof.

3.9	Litigation. Except as set forth in Section 3.9 of the Disclosure Schedule attached to this Agreement (“Existing Seller Claims”), there is no action, suit, proceeding, claim or, to its knowledge, investigation, pending or to Seller’s knowledge, threatened against Seller or to which any of the Assets are subject in any court or by or before any governmental authority or arbitration or mediation. No condemnation or eminent domain proceedings are pending, or, to the Seller’s knowledge, threatened by any governmental authority affecting any of the Assets.

3.10	No Knowledge of Violation. Except as set forth in Section 3.10 of the Disclosure Schedule, Seller has no knowledge of any continuing or uncured violation on the part of Seller of any laws (excluding Environmental Laws) applicable to the Assets or of any license or permit which violation or violations would, singly or in the aggregate, adversely affect the ownership, operation or value of Buyer’s interest in any of the Assets.

3.11	Material Agreements: Notice of Defaults.

a.	To Seller’s knowledge, Exhibit B and Exhibit A-3 list all Material Agreements and all other Hydrocarbon sales, purchase, exchange, gathering and processing contracts, operating agreements, balancing agreements, joint venture agreements, partnership agreements, farmout agreements, service agreements (but excluding master service agreements), exploration agreements, surface leases, permits and licenses, surface use agreements, rights of way, easements, surface rights, subsurface use agreements, servitudes, and other contracts and agreements relating to the Wells or Leases, except for the instruments constituting the Leases and other instruments constituting the Seller’s chain of title to the Leases. Except as set forth on Exhibit B and Exhibit A-3, there are no agreements executed by a Person other than Buyer or its Affiliates after the date of Seller’s acquisition of the affected Asset of the type described in the prior sentence to which any of the Assets are bound or subject. Except for the Material Agreements, Seller is not subject to any agreement relating to its interest in the Assets with any affiliate of Seller that cannot be terminated by Buyer after Closing without penalty, cost or liability. To Seller’s knowledge, all Material Agreements are valid, legal and fully enforceable against the parties thereto according to their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy none of which, as of the date hereof has been asserted in connection with a Material Agreement.

b.	Seller is not in default or breach under any contractual obligation (including any Material Agreement), Seller has paid all joint interest billings due and owing under the Material Agreements or other agreements related to the Wells, and to Seller’s knowledge, the other parties to such Material Agreements (other than Buyer) are not in default or breach thereunder. To Seller’s knowledge, there is no existing event or circumstance which with notice or lapse of time would give rise to a material default on the part of Seller or any other party under a Material Agreement.
3.12	Production Sales Contracts. Except as set forth in Section 3.12 of the Disclosure Schedule, Seller’s interest in the Assets is not subject to any contract for the sale of Hydrocarbons attributable to periods after the Effective Time other than contracts that can be terminated on sixty (60) days’ notice. Except as set forth in Sections 3.12 or 3.14 of the Disclosure Schedule, to its knowledge, Seller’s interest in the Assets is not encumbered by any obligation under a sales contract, hedging contract, take-or-pay clause, or any similar arrangement, to deliver Hydrocarbons produced from such interest in the Assets without receiving payment at the time of or subsequent to delivery, or to deliver Hydrocarbons in the future for which payment has already been received (e.g., a “forward” sales contract).

3.13	Current Plugging Obligations. To Seller’s knowledge, all Wells have been produced in compliance with allowables allocated thereto by the applicable governmental agency and are not subject to any penalties or curtailments. Exhibit A-2 lists all of the Wells drilled by Seller to be purchased as part of the Assets, whether producing, non-producing, injection or disposal wells, or wells that are shut in, temporarily or permanently abandoned. Except as set forth in Section 3.13 of the Disclosure Schedule, to Seller’s knowledge, there are no Wells that are part of the Assets that may currently be required to be plugged and abandoned by law, regulation or contract, or that are subject to an exception to a requirement to plug and abandon issued by a regulatory authority and

Seller has not received any notices or written demands from governmental authorities or other third parties to plug any Wells.

3.14	Imbalances. To Seller’s knowledge, except as set forth in Section 3.14 of the Disclosure Schedule, there are no gas, production, sales, processing, pipeline or transportation imbalances with respect to the Assets (“Imbalances”) as of the Effective Date.

3.15	Governmental Licenses. Except as set forth in Section 3.15 of the Disclosure Schedule, to Seller’s knowledge, all necessary governmental permits, licenses, registrations, approvals, consents, certificates and other authorizations required to be obtained by Seller to own and, with respect to that portion of the Assets, if any, operated by Seller, to operate the Assets have been obtained and maintained in full force and effect by Seller and no violations exist in respect of such permits, licenses, registrations, approvals, consents, certificates and authorizations.

3.16	Royalties. During Seller’s period of ownership, to Seller’s knowledge, all lease rentals, royalties, overriding royalties and similar payments based on production from the Assets for Seller’s period of ownership through the Effective Time have been paid when due. Seller has not received any written notice that any such payments for the period prior to Seller’s period of ownership are due.

3.17	Leases. Except as set forth in Section 3.17 of the Disclosure Schedule, and except with respect to those Leases that are being maintained by Buyer, to Seller’s knowledge, (i) the Leases have been maintained according to their terms; (ii) no other party to any Lease is in breach or default with respect to any of its material obligations thereunder; and (iii) while owned by Seller there has not occurred any event, fact or circumstance (other than acts or omissions of Buyer) which with the lapse of time or the giving of notice, or both, would constitute such a breach or default on behalf of Seller or, to the Seller’s knowledge, with respect to any other parties.

3.18	Non-Consents and Force Pooled Interests. To Seller’s knowledge, Section 3.18 of the Disclosure Schedule contains a complete and accurate listing of all force-pooled interests and non-consents pursuant to any applicable operating agreements affecting the Assets.

3.19	Payout Balances. Section 3.19 of the Disclosure Schedule (i) identifies those Wells and Units that, as of the date hereof, are subject to a reversion or other adjustment at some level of cost recovery or payout and (ii) the status of the “payout” balances provided by Seller to Buyer at Closing reflect Seller’s reasonable estimate of such balances based on invoices and revenues processed as of such date and information available to Seller as of such date.

3.20	Preferential Rights and Consents. To Seller’s knowledge, a listing of all preferential purchase rights and consent to transfer requirements (other than under BLM or State of Montana Leases or other governmental consents customarily obtained post-Closing), affecting its interests in the Assets is set forth in Exhibit A-4 attached hereto.

3.21	Environmental. Except as set forth in Section 3.21 of the Disclosure Schedule, (i) to Seller’s knowledge, the Wells and all operations conducted by or on behalf of Seller in connection with the Wells are in substantial compliance with all applicable Environmental Laws and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws, including any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of any industrial, hazardous or similar substances and no amounts are required to be paid prior to the Closing Date in order to comply with any such applicable Environmental Laws; (ii) Seller has not received any citation, directive, letter or other written communication, or any written notice of any proceeding, claim or lawsuit, from any person arising out of the ownership or occupation of any of the Assets or the conduct of operations thereon, and the Seller does not have knowledge of any basis therefor; and (iii) Seller has obtained and maintained in full force and effect all permits, licenses and approvals required by all Environmental Laws applicable to the Assets and the business operations conducted thereon and is in compliance with all such permits, licenses and approvals. Notwithstanding the foregoing, some production equipment may contain asbestos and/or Naturally Occurring Radioactive Material (“NORM”). In this regard Buyer and Seller expressly understand that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, that said wells, material and equipment located on the Lands or included in the Assets described herein may contain NORM, and that NORM containing material may have been buried or otherwise disposed of on the Lands. Buyer and Seller also expressly understand that special procedures may be required for the remediation, removal, transportation and disposal of NORM from the Assets and Lands where such material may be found and that Buyer assumes all liability for or in connection with the assessment, containment, removal, remediation, transportation and disposal of any such NORM, in accordance with all past, present or future applicable laws, rules, regulations and other requirements of any governmental or judicial entities having jurisdiction and also with the terms and conditions of all applicable leases and other contracts.

3.22	Investment Company. Seller is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or subject to the provisions of said act.

ARTICLE 4
BUYER’S REPRESENTATION AND WARRANTIES
          Buyer makes the following representations and warranties as of the date of this Agreement:
4.1	Existence. Buyer is a Delaware limited liability company, duly organized, validly existing and formed under the laws of its state formation, and Buyer is duly qualified and in good standing in the states where the Assets are located.

4.2	Power and Authority. Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Buyer at Closing, and to perform its obligations under this Agreement and under such documents. The consummation of the transaction contemplated by this Agreement and each of the documents contemplated to be executed by Buyer at Closing will not violate, nor be in conflict with: (i) any provision of Buyer’s organization or governing documents, (ii) any agreement or instrument to which Buyer is a party or is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Buyer.

4.3	Authorization. The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Buyer at Closing and the contemplated transactions have been duly and validly authorized by all requisite action on the part of Buyer.

4.4	Execution and Delivery. This Agreement has been duly executed and delivered on behalf of the Buyer, and at the Closing all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

4.5	Liabilities for Brokers’ Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transaction contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

4.6	Litigation. There is no action, suit, proceeding, claim or, to Buyer’s knowledge, investigation by any person, entity, administrative agency or governmental body pending or threatened against Buyer before any governmental authority that impedes or is likely to impede Buyer’s ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by Buyer under this Agreement.

4.7	Independent Evaluation. Buyer is knowledgeable about the oil and gas business, has retained and taken advice concerning Assets and transactions herein from advisors and consultants which are knowledgeable about the oil and gas business, and is aware of its risks. Buyer has been and continues to be afforded the opportunity to examine the records and other materials made available to it by Seller and Seller’s authorized representatives with respect to the Assets (the “Background Materials”). The Background Materials include files, or copies thereof, and other information about the Assets that Seller and Seller’s authorized representatives have compiled or generated and used in Seller’s normal course of business. However, Buyer acknowledges and agrees that except for the representations and warranties of Seller contained in this Agreement, neither Seller nor any other Seller Indemnified Party has made any representations or warranties, express or implied, written or oral, (i) as to the accuracy or completeness of the Background Materials or, (ii) as to any other information relating to the Assets, furnished or to be furnished to Buyer or its representatives by or on behalf of Seller, including any estimate with respect to the value of the Assets or reserves, the ability to develop the Assets or to obtain any permits required to develop the Assets, or any projections as to events that could or could not occur. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves attributable to the Assets and the prices that may be received for Hydrocarbons produced therefrom. Except for the Seller’s representations and warranties expressly provided in this Agreement, neither Seller nor any other Seller Indemnified Party shall have any liability to Buyer or its affiliates, agents, representatives or employees resulting from any use of, authorized or unauthorized, or reliance on, the Background Materials or other information relating to the Assets provided by or on behalf of Seller or any other Seller Indemnified Party.

4.8	Securities Laws. Buyer has such knowledge, sophistication and experience in business and financial matters that Buyer is capable of evaluating the merits and risks of the acquisition of the Assets and has so evaluated the merits and risks of such acquisition. Buyer is able to bear the economic risk of its acquisition of the Assets and, at the present time, is able to afford a complete loss of such investment. The Assets are being acquired for Buyer’s own account for the purpose of investment or consumption and not with a view to reselling or distributing the Assets in violation of any securities registration or qualification requirements of any securities laws.

4.9	Qualification. Buyer is and, for so long as it owns the Assets, will continue to be qualified to own and operate the Assets, including the federal, state and fee Leases, including meeting all bonding requirements. Completing the transaction set out in this Agreement will not cause Buyer to be disqualified to own the Assets or to exceed any acreage limitation imposed by law, statute or regulation with respect to Buyer’s ownership of the Assets.

4.10	Financial Resources. Buyer has the financial resources available to close the transactions contemplated by this Agreement without financing that is subject to any material contingency.

4.11	Preferential Rights and Consents. To Buyer’s knowledge, Exhibit A-4 attached hereto lists all preferential purchase rights and consent to transfer requirements (other than under BLM or State of Montana Leases or other governmental consents customarily obtained post-Closing) affecting the Assets.
ARTICLE 5
CLOSING
5.1	Date of Closing. The closing of the transactions contemplated by this Agreement (“Closing”) shall be held on November 5, 2010 at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, commencing at 9:00 a.m. local time or at such other time and place as the parties may agree in writing. The date on which Closing occurs is referred to herein as the “Closing Date”.
5.2	Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
a.	Assignment. Seller and Buyer shall execute, acknowledge and deliver (i) an Assignment, Bill of Sale and Conveyance of the Assets effective as of the Effective Time (in sufficient counterparts to facilitate filing and recording) substantially in the form of Exhibit D and (ii) such other assignments and assumptions (in a form substantially similar to that contained in Exhibit D), bills of sale, or deeds necessary to transfer the Assets to Buyer, including any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of state and federal government regulations.

b.	Preliminary Settlement Statement. Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

c.	Purchase Price. Buyer shall deliver to Seller the Closing Amount by wire transfer of immediately available funds pursuant to Section 2.1.

d.	[Intentionally Omitted.]

e.	Releases. Seller shall deliver to Buyer duly executed and acknowledged releases (reasonably acceptable to Buyer) in recordable form of all liens and encumbrances on the Assets arising by, through or under Seller, except for Permitted Encumbrances (as defined in the Assignment, Bill of Sale and Conveyance referenced in Section 5.2a).

f.	Treasury Regulation Certificate. Seller shall deliver an executed statement as described in Treasury Regulation Section 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Internal Revenue Code.

g.	Change of Operator Forms. Seller and Buyer shall execute federal and state change of operator forms with respect to those Assets that will be operated by Buyer after the Closing Date, and Seller shall execute and deliver to Buyer resignation of operator letters in a form reasonably acceptable to Buyer.

h.	Transition Services Agreement. Seller and Buyer shall execute the Transition Services Agreement substantially in the form of Exhibit E.

i.	Required Bonding. Buyer shall provide copies of all required bonds and other surety arrangements relating to the ownership or operation of the Assets (including all bonds and surety arrangements required by the Bureau of Land Management and the State of Montana).

j.	Required Insurance. Buyer shall provide evidence of insurance coverage through a recognized insurance carrier at least in the amounts stipulated by those operating agreements listed on Exhibit B for which Buyer shall be named Operator.

k.	Intentionally omitted

l.	Consents and Waivers. Seller shall deliver to Buyer (i) evidence of all consents obtained for the transfer of those Assets requiring a consent, (ii) letters executed by Seller providing any notice of the assignment and transfer of the Assets to Buyer which to Seller’s knowledge is required and (iii) any waivers obtained in connection with preferential purchase or similar rights listed in Exhibit A-4.

m.	Other Necessary Actions. Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 6
POST-CLOSING OBLIGATIONS
6.1	Post-Closing Adjustments. On or before one hundred twenty (120) days after the Closing Date, Seller with the assistance of Buyer’s staff and with access to such records as necessary, shall prepare and deliver to Buyer a final settlement statement (the “Final Settlement Statement”) setting forth (i) each adjustment to the Purchase Price pursuant to Section 2.2 and (ii) the items included in the calculation of the Closing Amount pursuant to Section 2.2c, that was not finally determined as of the Closing, and showing the calculation of each such amount and the resulting Purchase Price as finally adjusted (the “Final Payment Amount”). As soon as practicable after receipt of Seller’s proposed Final Settlement Statement, but in any event on or before thirty (30) days after receipt of Seller’s proposed Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement. Buyer’s failure to deliver to Seller a written report detailing changes to the proposed Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller. The parties shall attempt in good faith to agree with respect to the changes proposed by Buyer, if any, no later than fifteen (15) days after receipt by Seller of Buyer’s comments on the proposed Final Settlement Statement. The date upon which such agreement is reached or upon which the Final Payment Amount is established shall be called the “Final Settlement Date”. If the Final Payment Amount is more than the Closing Amount, Buyer shall pay Seller the amount of such difference pursuant to Section 2.1. If the Final Payment Amount is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference. Any such payment by Buyer or Seller shall be by wire transfer in immediately available funds within five (5) business days after the Final Settlement Date. Without limiting the foregoing, Seller and Buyer shall account to one another and settle, using the procedures under this Section 6.1, the amount of cash advances made by Buyer to Seller relating to Buyer’s pre-Closing interest in the Leases that have not been paid to third parties for Buyer’s share of unpaid costs and expenses attributable to the Leases, as if such amount were an adjustment to the Purchase Price.

6.2	Dispute Resolution. If the parties are unable to resolve any dispute concerning the Final Settlement Statement or Final Payment Amount on or before ninety (90) days after the Final Settlement Statement is received by Buyer, such dispute shall be finally determined by binding arbitration in Houston, Texas, with the Houston, Texas, office of KPMG LLP, acting as a single arbitrator, pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and the arbitrator’s determination shall be final and binding upon Seller and Buyer. The fees charged by the arbitrator for making a determination under this Section 6.2 shall be paid one-half by Buyer and one-half by Seller.

6.3	Proceeds and Invoices For Property Expenses Received After the Final Settlement Date. After Closing, proceeds attributable to the Assets received by a Party, or invoices for Property Expenses, or invoices paid by one Party for or on behalf of the other Party, in each case, which were not already included as a Purchase Price adjustment, shall be settled as follows:
a.	Proceeds. Proceeds received by Buyer with respect to sales of Hydrocarbons produced prior to the Effective Time shall be immediately remitted to Seller. Proceeds received by Seller with respect to sales of Hydrocarbons produced after the Effective Time shall be immediately remitted to Buyer.

b.	Property Expenses. Invoices for Property Expenses received by Buyer which relate to operations on the Assets prior to the Effective Time shall be forwarded to Seller by Buyer, or if already paid by Buyer, invoiced by Buyer to Seller. Invoices for Property Expenses received by Seller which relate to operations on the Assets after the Effective Time shall be immediately forwarded to Buyer by Seller, or if already paid by Seller, invoiced by Seller to Buyer.
          The provisions of this Section 6.3 with respect to Seller’s obligation to reimburse Buyer for any Property Expenses which relate to operations of the Assets prior to the Effective Time shall terminate as set forth in Section 8.6d(iii).
6.4	Records. Seller shall make the Records, together with the information listed on Exhibit H available for pick up by Buyer at a mutually agreeable time on or before ten days after the Closing Date. Seller may retain copies of the Records; provided that Seller shall keep such Records that are not public information confidential and not disclose same except as required to comply with applicable laws. Buyer will retain the Records delivered to it hereunder and Seller shall have the right to review the Records during standard business hours upon reasonable notice, in each case, for a period of (i) seven (7) years from the Closing with respect to Tax Records and (ii) four (4) years from the Closing with respect to other Records (provided however, that Buyer shall not have any liability to Seller for inadvertent failure to maintain Records for such periods.) If and to the extent certain portions of the Records are subject to unaffiliated third party contractual restrictions on disclosure or transfer, Seller agrees to use reasonable efforts to obtain the waiver of such contractual restrictions; provided, however, that Seller shall not be required to expend any money in connection with obtaining such waivers. Should Buyer need access to any Records not transferred hereunder, due to contractual restrictions mentioned above, for filing with regulatory bodies, Buyer shall, except to the extent the Records are subject to unaffiliated third Person contractual restrictions on disclosure, have the right to review such Records during standard business hours upon reasonable notice for a period of three (3) years following the Closing.

6.5	Suspense Accounts. On the Closing Date Seller shall credit to Buyer in the Closing Amount, and Buyer shall assume any revenue suspense accounts maintained by Seller holding monies payable to royalty owners, mineral owners and other persons with an interest in pre-Effective Time production of Hydrocarbons that Seller has been unable to pay because of title defects, or because such persons cannot be located or their identity is unknown or other causes. Buyer will assume full and complete responsibility and liability for proper handling and payment of such pre-Effective Time suspended amounts to the extent credited by Seller to Buyer in the Closing Amount and all accounts and for all monies payable to royalty owners, mineral owners and other persons with an interest in post-Effective Time production of Hydrocarbons and of maintaining any necessary suspense accounts relating to post-Effective Time production of Hydrocarbons. At Closing, Seller shall provide to Buyer a list of all owners, Wells or other Assets for which revenues (and the amount of revenue for each owner that) are being held in suspense.

6.6	Removal of Name. As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Buyer shall eliminate the name of Seller and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its affiliates.

6.7	Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order more effectively assure to the other the full beneficial use and enjoyment of the Assets and to accomplish the purposes of the transactions contemplated by this Agreement.

6.8	Survival. The obligations of the parties set forth in this Article 6 shall survive the Closing in accordance with Section 9.13.

6.9	Change of Operator. Seller shall, at no cost or expense to Seller, support and reasonably cooperate with Buyer’s efforts to be elected as the operator of that portion of the Assets currently operated by Seller.

6.10	Employee Overrides. Within fourteen (14) days after Closing, Seller shall deliver to Buyer documentation reasonably acceptable to Buyer, executed by the employees and other Persons entitled, as of the date hereof, to receive from Seller assignments of overriding royalty interests in the Leases (collectively, the “Entitled Persons”), evidencing such Persons’ relinquishment of rights to such assignments. In the event Seller fails to provide such documentation for all Entitled Persons, then (i) the Purchase Price shall be adjusted downward by the amount of Two Million Five Hundred Thousand Dollars; and (ii) Buyer shall assign to Seller the affected overriding royalty interests.

6.11	Flaring Authorization. With respect to the flaring of hydrocarbons described on Section 3.21 of the Disclosure Schedule, Seller shall, within thirty (30) days after Closing, file, or cause to be filed, with the applicable regulatory authority, such applications as may be required to permit such flaring under applicable law. Buyer and Seller shall reasonably cooperate with each other in seeking to obtain such required authorization.

6.12	Letters in Lieu. Seller and Buyer shall execute and deliver all necessary letters in lieu of transfer orders to be prepared by Seller directing all purchasers of production to pay Buyer the proceeds attributable to production from the Assets from and after the Effective Time.
ARTICLE 7
TAXES
7.1	Apportionment of Taxes: General Allocation. All taxes, including, but not limited to, excise taxes, state severance taxes, ad valorem taxes, property taxes, production taxes, net profits taxes, and any other local, state and/or federal taxes or assessments, or based upon or measured by the ownership of the Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, (“Taxes”), for all taxable periods during Seller’s period of ownership prior to the Effective Time shall remain Seller’s responsibility, and all deductions, credits, and refunds pertaining to such Taxes attributable to taxable periods prior to the Effective Time, no matter when received, shall belong to Seller. All Taxes for all taxable periods from and after the Effective Time, other than income or similar Taxes based on the sale of the Assets from Seller to Buyer shall be the responsibility of Buyer.

7.2	Transfer Taxes. The Purchase Price excludes, and Buyer shall be liable for, any Transfer Taxes required to be paid in connection with the sale of the Assets pursuant to this Agreement. “Transfer Taxes” means any sales, use, excise, stock, stamp, documentary, filing, recording, registration, authorization and similar taxes, fees and charges.

7.3	Tax Reports and Returns. For tax periods in which the Effective Time occurs, Seller agrees to immediately forward to Buyer copies of any tax reports and returns received by Seller after Closing and provide Buyer with any information Seller has that is necessary for Buyer to file any required tax reports and returns related to the Assets. Buyer agrees to file all tax returns and reports applicable to the Assets that Buyer is required to file after the Closing and, subject to the provisions of Section 7.1, to pay all Taxes payable with respect to the Assets.

7.4	Form 8594. Seller and Buyer shall cooperate in the preparation of Internal Revenue Service Form 8594 to report the allocation of the Purchase Price among the Assets. Unless otherwise required by Code Section 1060 and any regulations promulgated thereunder, any such allocations shall be consistent with the Purchase Price allocation as set for in Exhibit C.

7.5	Indemnification Payments. Buyer and Seller agree to treat any payments made pursuant to the indemnification provisions of this Agreement as adjustments to the Purchase Price for tax purposes.
ARTICLE 8
ASSUMPTION AND RETENTION OF
OBLIGATIONS; INDEMNIFICATION
8.1	Buyer’s Assumption of Liabilities and Obligations. Upon Closing, except for matters for which Buyer is entitled to indemnification from Seller pursuant to Section 8.4a, Buyer agrees to assume and pay, perform, fulfill and discharge (i) all obligations of Seller to the extent same relate to the ownership and operation of the Assets after the Effective Time, all claims, costs, expenses, liabilities and obligations accruing or relating to the Assets, the Material Agreements, the ownership, development, exploration, operation or maintenance of the Assets or the production, transportation and marketing of Hydrocarbons from the Assets, including, without limitation, the payment of Property Expenses, the payment of Taxes, and the payment of royalties and overriding royalties and of production or proceeds to forced pooled interest owners in each case attributable to production from the Leases; (ii) Buyer’s Plugging and Abandonment Obligations; (iii) all obligations of Seller relating to claims, costs, expenses, liabilities and obligations (including any civil fines, penalties, costs of assessment, clean-up, removal and remediation of pollution or contamination, and expenses for the modification, repair or replacement of facilities on the Lands) brought or assessed by any and all Persons and any agency or other body of federal, state or local government on account of any personal injury, illness or death, any damage to, destruction or loss of property, and any contamination or pollution of natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves any environmental condition of the Assets or Lands, whether created or arising before, at, or after the Effective Time, including the presence, disposal or release of any material (whether hazardous, extremely hazardous, toxic or otherwise) of any kind in, on or under the Assets or the Lands (the “Assumed Environmental Liabilities”); (iv) Imbalances with respect to the Assets attributable to production after the Effective Time and (v) any other obligation or liability assumed by the Buyer pursuant to the provisions of this Agreement (collectively, the “Assumed Liabilities”).

8.2	Buyers’ Plugging and Abandonment Obligations. Upon Closing except for matters for which Buyer is entitled to indemnification from Seller pursuant to Section 8.4a, Buyer assumes full responsibility and liability for all plugging and abandonment obligations of Seller related to the Assets (“Buyer’s Plugging and Abandonment Obligations”), regardless of whether they are attributable to the ownership or operation of the Assets before, at, or after the Effective Time. Buyer shall conduct the following operations in a good and workmanlike manner and in compliance with all applicable laws and regulations:
a.	The necessary and proper plugging, replugging and abandonment of all Wells;

b.	The necessary and proper removal, abandonment and disposal of all structures, pipelines, equipment, abandoned property, trash, refuse and junk located on or comprising part of the Assets;

c.	The necessary and proper capping and burying of all associated flow lines located on or comprising part of the Assets;

d.	The necessary and proper restoration of the surface and subsurface to the condition required by applicable laws or regulations (except for Environmental Laws that are addressed in other provisions of this Agreement) or contract;

e.	All obligations relating to the items described in Section 8.2a through 8.2d arising from contractual requirements and demands made by courts, authorized regulatory bodies or parties claiming a vested interest in the Assets; and

f.	Obtaining and maintaining all bonds, or supplemental or additional bonds, that may be required contractually or by governmental authorities.
8.3	Seller’s Retention of Liabilities and Obligations. Upon Closing Seller retains all claims, costs, expenses, liabilities and obligations accruing to or arising from the rights, properties or assets excepted, reserved and excluded from the sale contemplated hereby pursuant to Sections 1.3 (excluding 1.3a and 1.3b to the extent the rights, properties or assets described therein constitute Property Expenses) (collectively, the “Retained Liabilities”).

8.4	Indemnification. “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the costs of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding, however, any special, consequential, punitive or exemplary damages, or loss of profits incurred by an indemnified party hereto. Losses arising from diminution of value of an Asset shall in no event exceed the Allocated Value of such Asset set forth in Exhibit C, less the net proceeds received by Buyer therefrom.
          After the Closing, Buyer and Seller shall indemnify each other as follow:
a.	Seller’s Indemnification of Buyer. Subject to the limitations set forth herein, Seller shall defend, indemnify, save and hold harmless Buyer, its Affiliates and Buyer’s and such Affiliates’ respective officers, directors, shareholders, members, managers, partners, employees, representatives, attorneys and agents (the “Buyer Indemnified Parties”), from and against all Losses which arise from or in connection with: (i) the Retained Liabilities; (ii) any breach of representations, warranties, covenants, or agreements by Seller under this Agreement (provided, however, for purposes of the interpretation of the indemnity under this clause (ii), Seller’s covenants, agreements, representations and warranties qualified by “material” or materiality generally shall be deemed to have been made without the “material” or materiality qualification) (iii) the special warranty of title contained in the Assignment, Bill of Sale and Conveyance delivered in connection herewith; (iv) the payment of Property Expenses attributable to the period prior to the Effective Time (except to the extent that Buyer has received an adjustment to the Purchase Price with respect to such Property Expenses and excluding Property Expenses relating to the Assumed Environmental Liabilities and Buyer’s Plugging and Abandonment Obligations); (v) the payment of royalties, overriding royalties and of production or proceeds to forced pooled interest owners in each case attributable to production from the Leases prior to the Effective Time (except to the extent attributable to amounts held in Suspense Accounts transferred to Buyer as provided in Section 6.5 hereof); (vi) personal injury claims and third party property damage claims (other than, in each case, such claims relating to or arising from alleged violation of Environmental Laws or otherwise pertaining to pollution) relating to the ownership or operation of the Assets prior to the Effective Time during Seller’s period of ownership of the Leases; (vii) personal injury claims and third party property damage (other than pollution damage) claims related to the period between the Effective Time and the Closing Date to the extent attributable to Seller’s gross negligence or willful misconduct; (viii) any Claims or entitlements to overriding royalty interests of any current or former employees or officers of Seller, or (ix) Imbalances with respect to the Assets attributable to production prior to the Effective Time (except to the extent that Buyer has received an adjustment to the Purchase Price with respect to such Imbalance).

b.	Buyer’s Indemnification of Seller. Subject to the limitations set forth herein, and except for matters for which Seller is required to indemnify Buyer Indemnified Parties, Buyer shall defend, indemnify, save and hold harmless Seller, their Affiliates and Seller’s and such Affiliates’ respective officers, directors, shareholders, members, managers, partners, employees, representatives, attorneys and agents (the “Seller Indemnified Parties”), from and against all Losses which arise from or in connection with (i) the Assumed Liabilities, (ii) any breach of representations, warranties, covenants, or agreements by Buyer under this Agreement; (iii) to the extent same relate to the ownership and operation of the Assets at or prior to the Effective Time, all claims, costs, expenses, liabilities and obligations accruing or relating to the Assets, the Material Agreements, the ownership, development, exploration, operation or maintenance of the Assets or the production, transportation and marketing of Hydrocarbons from the Assets, including, without limitation, the payment of Property Expenses, the payment of Taxes, and the payment of royalties and overriding royalties and of production or proceeds to forced pooled interest owners in each case attributable to production from the Leases.
c.	Scope. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT SHALL BE WITHOUT REGARD TO THE INDEMNIFIED PERSON’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

d.	Survival. The obligations set forth in this Section 8.4 shall survive the Closing in accordance with Section 9.13.
8.5	Procedure. The indemnification obligations contained in Section 8.4 shall be implemented as follows:
a.	Coverage. Subject to Sections 8.6, 9.13 and 9.14, such indemnity shall extend to all Losses suffered or incurred by the indemnified party.

b.	Claim Notice. The party seeking indemnification under the terms of this Agreement (the “Indemnified Party”) shall submit a written “Claim Notice” to the other party (the “Indemnifying Party”) which, to be effective, must state: (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within ten (10) days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

c.	Information. Within twenty (20) days after the Indemnified Party receives notice of a claim or legal action that may result in a loss for which indemnification may be sought under this Article 8 (“Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party, together with copies of all pleadings and other information with respect to such Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 8.5c shall not relieve the Indemnifying Person of its obligations to provide indemnity except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Claim. At the election of the Indemnifying Party made within sixty (60) days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Claim releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent. If the Indemnifying Party elects to assume control of a claim or legal action, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter. In the absence of such an election, the Indemnified Party will use its reasonable efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other party’s indemnification under this Article 8 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense; provided, however, that (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Claim may be effected by the Indemnified Party without the Indemnifying Party’s written consent unless the sole relief provided is monetary damages that are paid in full by the Indemnified Party (and no injunctive or other equitable relief is imposed upon the Indemnifying Party) and there is an unconditional provision whereby each plaintiff or claimant in such Claim releases the Indemnifying Party from all liability with respect thereto and (ii) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either party’s position with respect to such Claim.
8.6	Limitation on Claims.
a.	Neither Party shall be required to indemnify any Indemnified Parties for any individual Claim for Losses of less than $100,000 (the “Individual Deductible”).

b.	Seller shall not be required to indemnify the Buyer Indemnified Parties with respect to any Claim hereunder for Losses unless, and then only to the extent that, the aggregate amount of such Losses exceeds two percent (2%) of the Purchase Price (the “Claims Deductible”).

c.	Seller shall not be required to indemnify the Buyer Indemnified Parties to the extent that the aggregate amount of all Claims for which Seller is required to indemnify the Buyer Indemnified Parties exceeds seventeen and one-half percent (17.5%) of the Purchase Price (the “Indemnity Cap”);
provided, however, that (1) the following Claims shall not be subject to the Individual Deductible, the Claims Deductible or the Indemnity Cap: (i) Claims with respect to Taxes; (ii) Claims with respect to breach by Seller of the representations and warranties in Sections 3.1-3.4, 3.6 or 3.7; (iii) Claims in respect of the Retained Liabilities; (iv) Claims with respect to breach by Seller of the special warranty of title contained in the Assignment, Bill of Sale and Conveyance delivered in connection herewith; (v) Claims under Sections 8.4a(iv), 8.4a(v) 8.4a(viii) or 8.4a(ix); (vi) Claims with respect to a breach of Section 1.6; (vii) Claims with respect to breach by Buyer of the representations and warranties in Sections 4.1- 4.5; and (viii) Claims against Buyer for Assumed Liabilities described in Sections 8.1(i), 8.1(ii), 8.1(iv); and (v) and (2) Claims against Buyer for Assumed Liabilities described in Section 8.1(iii) shall not be subject to the Claims Deductible or Indemnity Cap.
d.	Buyer’s Claims for indemnification under this Article 8 shall be made in writing as provided herein on or before May 5, 2011 or shall be deemed waived; provided, however, there shall be no termination of any bona fide claim for which a Claim Notice is given under this Agreement prior to such date, provided further, that (i) Claims related to Taxes may be given at any time prior to the expiration of the statute of limitations applicable to the collection of such Tax by the collecting agency, plus ninety (90) days; (ii) there shall be no time limitation with respect to (A) Claims related to breach by Seller in respect of (x) Sections 3.1-3.4, 3.6, or 3.7, or (y) the special warranty of title contained in the Assignment, Bill of Sale and Conveyance delivered in connection herewith, (B) Claims in respect of Retained Liabilities, and (C) Claims under Section 8.4a(viii), (iii) Notice of Claims with respect to breach by Seller of Section 1.6 may be given by Buyer prior to expiration of the statute of limitations applicable to such Claim; (iv) Notice of Claims under Section 8.4a(iv) and Section 8.4(a)(ix) may be given by Buyer at any time on or before November 5, 2011; and (v) Notice of Claims under Section 8.4a(v) may be given by Buyer at any time on or before May 5, 2012.
e.	Buyer’s obligation to indemnify Seller pursuant to Section 8.4b shall survive the Closing without limitation on duration except to the extent otherwise provided in Section 9.13; provided, however, that the foregoing shall in no event constitute a waiver of any applicable statute of limitations.
8.7	No Insurance; Subrogation. To the extent of the indemnification obligations in this Agreement, Buyer and Seller hereby waive for themselves, their successors and assigns, including any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from their respective insurers.

8.8	Reservation as to Non-Parties. Nothing in this Agreement is intended to limit or otherwise waive any recourse Buyer or Seller may have against any person not a party to this Agreement for any obligations or liabilities that may be incurred with respect to the Assets.

8.9	Exclusive Remedy. The sole and exclusive remedy of Buyer and Seller with respect to the Assets shall be pursuant to the express provisions of this Agreement. Without limitation of the foregoing, if the Closing occurs, the sole and exclusive remedy of Buyer and Seller, for any and all: (a) claims relating to any representations, warranties, covenants and agreements that are contained in this Agreement, (b) other claims pursuant to or in connection with this Agreement, and (c) other claims relating to the Assets and the purchase and sale thereof, shall be any right to indemnification from such claims that is expressly provided in this Article 8, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by law. If the Closing occurs, Buyer and Seller shall also be deemed to have waived, to the fullest extent permitted by law, any right to contribution against the other (including any contribution claim arising under any applicable Environmental Law) and any and all other rights, claims and causes of action it may have against the other arising under or based on any federal, state or local statutes, law, ordinance, rule or regulation or common law or otherwise. Each of the Persons comprising Seller shall be jointly and severally liable to Buyer for all obligations and liabilities of Seller under this Agreement.
8.10	Waiver of Right to Rescission. Buyer and Seller acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. Buyer and Seller waive any right to rescind this Agreement, the sale of the Assets to Buyer, or any of the transactions contemplated hereby.

8.11	Mutual Releases. Buyer shall be deemed to have released the Seller Indemnified Parties at Closing from any and all Losses for which Buyer has agreed to indemnify the Seller Indemnified Parties hereunder, and Seller shall be deemed to have released the Buyer Indemnified Parties at Closing from any and all Losses for which Seller has agreed to indemnify the Buyer Indemnified Parties hereunder.

8.12	Anti-Indemnity Statute Limitation. Notwithstanding the other provisions of this Agreement, to the extent, if at all, that Montana statutes are applicable, no provision of this Agreement shall be construed or applied to require any Indemnifying Party to indemnify any Indemnified Party against loss or liability for damages for (i) death or bodily injury to persons, (ii) injury to property or (iii) any other loss, damage or expense arising under (i) or (ii) from the sole or concurrent negligence of such Indemnified Party or its agents or employees, the sole or concurrent negligence of an independent contractor who is directly responsible to such Indemnified Party, or any accident that occurs in operations carried on at the direction or under the supervision of such Indemnified Party or an employee or representative of such Indemnified Party or in accordance with methods and means specified by such Indemnified Party of employees or representatives of such Indemnified Party.
ARTICLE 9
MISCELLANEOUS
9.1	Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. In the event of a conflict or inconsistency between the provisions of the Exhibits or Schedules and the provisions of this Agreement, the provisions of this Agreement shall take precedence. In the event of a conflict or inconsistency between the provisions of the pro forma transaction documents attached to this Agreement as Exhibits or Schedules and the transaction documents actually executed by the parties, the provisions of the executed transaction documents shall take precedence.

9.2	Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring same, including legal and accounting fees, costs and expenses.

9.3	Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as follows:
If to Seller or any of them:
Zenergy Onshore Properties, LLC
One Warren Place
6100 South Yale Avenue, Suite 1700
Tulsa, Oklahoma 74136
Telephone: 918-743-5096
Facsimile: 918-743-5159
Attention:
With a copy to:
White, Coffey & Fite, P.C.
Attorneys At Law
1001 N.W. 63rd St., Suite 100
Oklahoma City, Oklahoma 73116-7335
Telephone (405) 842-7545
Direct (405) 842-7570
Facsimile (405) 840-9890
Email: jwhite@wcgflaw.com
Attn: James U. White, Jr.
and
Och-Ziff Capital Investments
9 West 57th Street, 13th Floor
New York, NY 10019
Telephone: 212-790-0000
Facsimile: 212- 790-0077
Attn: General Counsel

and
Andrews Kurth, LLP
600 Travis, Suite 4200
Houston, TX 77002
Telephone: 713-220-4446
Facsimile: 713-238-7414
Attn: Cheryl S. Phillips
If to Buyer:
Oasis Petroleum North America LLC
First City Tower
1001 Fannin, Suite 1500
Houston, TX 77002
Telephone: 281-404-9440
Facsimile: 281-401-9501
Attention: Mr. Taylor L. Reid, Executive Vice President and COO
With a copy to:
Oasis Petroleum North America LLC
First City Tower
1001 Fannin, Suite 1500
Houston, TX 77002
Telephone: 281-404-9606
Facsimile: 281-401-9609
Attn: Nickolas J. Lorentzatos,
Senior VP, General Counsel & Corporate Secretary
Any communication or delivery hereunder shall be deemed to have been duly made and the receiving party charged with notice (i) if personally delivered, when received, (ii) if faxed, when the time when received by the addressee, and receipt has been confirmed, (iii) if mailed, certified mail, return receipt requested, on the date set forth on the return receipt or (iv) if sent overnight courier, when received. Any party may, by written notice so delivered to the other party, change the address or individual to which delivery shall thereafter be made.

9.4	Entire Agreement. This Agreement, the documents to be executed hereunder and the exhibits attached hereto constitute the entire Agreement between Seller and Buyer pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of Seller and Buyer pertaining to the subject matter hereof, including that certain letter agreement dated October 15, 2010 between Buyer and Seller (“Letter Agreement”), provided, however, that the provisions of Article II, Section 1 of the Letter Agreement (Confidentiality) shall, as to Seller, not be superseded and shall survive the execution and delivery of this Agreement for the term set forth in such Article II, Section 1 and Seller shall remain subject to such provisions; provided, further that the provisions of Article II, Section 1 of the Letter Agreement (Confidentiality) shall, as to Buyer, be superseded and shall not survive the execution and delivery of this Agreement. Notwithstanding any other provision hereof, Och-Ziff may (i) disclose Confidential Information, as defined in the Letter Agreement, to existing investors in it or any fund managed by it, provided that such existing investors to whom Confidential Information is disclosed shall be deemed to be “Representatives” under the Letter Agreement, and have shall agreed in writing to be bound by obligations of confidentiality and non-disclosure as set forth in the Letter Agreement, and (ii) disclose to potential investors in Och-Ziff or any fund managed by it select portions of the Confidential Information for marketing and capital raising purposes, to the extent the disclosed information relates solely to the nature and performance of the investment in the Assets, does not specifically identify the AMI or include information from which the AMI could be so identified.
9.5	Amendments; Waivers. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment of waiver. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

9.6	Assignment. The rights, duties and obligations of the parties under the Agreement may not be assigned or transferred, by operation of law or otherwise, nor may the duties hereunder be delegated, by either of the parties, except with the prior written consent of the other party; provided, however, that at any time after the Closing Date the Buyer shall have the right to assign any rights to any Assets at any time.

9.7	Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

9.8	Counterparts. This Agreement may be executed by Seller and Buyer in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. Execution can be evidenced by fax or PDF signatures.

9.9	References; Certain Definitions. References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals, limited liability companies, partnerships or corporations. As used in this Agreement, the term “including” shall mean “including without limitation.” References in this Agreement to Articles or Sections are references to Articles or Sections of this Agreement, except as otherwise indicated.

As used in this Agreement, “Knowledge” of a specified Person (or similar references to a Person’s knowledge) means all information actually known to (a) in the case of Buyer, any of the following: Taylor Reid, Kent Beers, and Tom Hawkins; and (b) in the case of Seller, any of the following:Robert M. Zinke, Richard E. Siler, Michele R. Knotts, Robert McNamara, Joe Gold, Robert Graham, and Keith Hill.

As used in Section 3.21, “Environmental Law” means any statute, rule, regulation, code or order, issued by any federal, state, or local government entity in effect on or before the Closing Date relating to the protection of the environment or the release or disposal of waste materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 466 et seq.), the Safe Drinking Water Act (14 U.S.C. §§ 1401-1450), the Oil Pollution Act (33 U.S.C. §§ 2702-2761), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Emergency Planning and Community Right to Know Act (U.S.C. 42 §§ 301-313), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601-2629), the Clean Air Act (42 U.S.C.§ 7401 et seq.) as amended, the Clean Air Act Amendments of 1990 and all other federal, state, tribal and local laws, rules, regulation and orders relating to reclamation of land, wetlands and waterways or relating to use, storage, emissions, discharges, cleanup, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances on or into the workplace or the environment (including ambient air, oceans, waterways, wetlands, surface water, ground water (tributary and non-tributary), land surface or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals, or industrial, toxic, hazardous or similar substances, as all of the foregoing may be amended, supplemented or reauthorized from time to time.

9.10	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.

9.11	Consent to Jurisdiction; Venue. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL EXCLUSIVELY LIE IN ANY STATE OR FEDERAL COURT LOCATED IN DALLAS COUNTY IN THE STATE OF TEXAS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR THEMSELVES AND IN RESPECT OF THEIR PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.

9.12	Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.

9.13	Survival. Unless otherwise provided herein, the representations and warranties set forth in this Agreement shall survive: (i) the Closing; and (ii) the delivery and acceptance of the Assignment, Bill of Sale and Conveyance, subject to the terms and conditions of this Agreement, until May 5, 2011 after such time no claim may be asserted under such representations or warranties. Covenants and obligations of Buyer and Seller to be performed after Closing shall survive the Closing and the delivery and acceptance of the Assignment, Bill of Sale and Conveyance until such covenants and obligations are performed in accordance with their terms, after which time such covenants and obligations shall expire and no claim may be made with respect to such expired covenants or obligations; provided that there shall be no termination of a bona fide claim for which a Claim Notice has been given pursuant to this Agreement with respect to a covenant or obligation prior to its expiration. It is understood and agreed that unless a Claim Notice is given on or prior to May 5, 2011, neither Seller nor Buyer may under any circumstance make any claim with respect to such representations or warranties; provided that there shall be no termination of any bona fide claim for which a Claim Notice has been given pursuant to this Agreement with respect to such a representation or warranty prior to its expiration or termination date. Notwithstanding the foregoing, the representations and warranties set forth in Sections 3.1 through 3.4, 3.6, 3.7 and Sections 4.1 through 4.5 shall survive the Closing without time limits. The other provisions of this

Agreement shall survive the Closing and the delivery of any Assignment, Bill of Sale and Conveyance in accordance with the terms and provisions of this Agreement or if they are required by their context to survive the Closing.

9.14	No Third-Party Beneficiaries. This Agreement is intended only to benefit the parties hereto and their respective successors and permitted assigns, provided however, that the Persons specified as indemnified parties hereunder are intended beneficiaries of the indemnity provisions hereof.

9.15	Limitation on Damages. The parties hereto expressly waive any and all rights to consequential, special, incidental, punitive or exemplary damages, or loss of profits resulting from breach of this Agreement, provided, however, any such damages recovered by a third party that is not an indemnified party hereunder and for which a party owes indemnity under this Agreement shall not be waived.

9.16	Severability. It is the intent of the parties that the provisions contained in this Agreement shall be severable. Should any provision of this Agreement, in whole or in part, be held by a court of competent jurisdiction to be invalid or unenforceable as a matter of law, (i) that provision will be deemed modified to the extent necessary to make it valid and enforceable and if it cannot be so modified, then it shall be deemed deleted; and (i) such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

9.17	Disclaimers. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION 9.16 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, BILL OF SALE AND CONVEYANCE TO BE DELIVERED AT CLOSING, (COLLECTIVELY “SELLERS WARRANTIES”) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. EXCEPT FOR SELLERS WARRANTIES, SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING AND EXCEPT FOR SELLER’S WARRANTIES, THE ASSETS SHALL BE CONVEYED PURSUANT HERETO WITHOUT (A) ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO (I) TITLE TO THE ASSETS, THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR

PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE (II) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS; (III) THE PRESENCE, QUALITY, AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS; (IV) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES, AND RECOMPLETION OPPORTUNITIES; (V) IMBALANCE OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS; (v) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS, OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS, (VI) THE ENVIRONMENTAL CONDITION OF THE ASSETS; (VII) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; AND (VIII) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLER OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS. EXCEPT FOR SELLERS WARRANTIES, ANY DATA, INFORMATION, OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE TO BUYER, AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK. BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NORM. OTHER THAN AS SPECIFICALLY SET OUT IN THIS AGREEMENT OR SELLERS WARRANTIES, BUYER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS, AND BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS, WHERE IS” CONDITION.

9.18	WAIVER OF CONSUMER RIGHTS. AS PARTIAL CONSIDERATION FOR THE PARTIES ENTERING INTO THIS AGREEMENT, EACH PARTY HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, ARTICLE 17.41 ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES

CONSUMERS SPECIAL RIGHTS AND PROTECTION, AND ALL OTHER CONSUMER PROTECTION LAWS OF THE STATE OF TEXAS, OR OF ANY OTHER STATE, THAT MAY BE APPLICABLE TO THIS TRANSACTION, THAT MAY BE WAIVED BY SUCH PARTY. IT IS NOT THE INTENT OF EITHER PARTY TO WAIVE, AND NEITHER PARTY DOES HEREBY WAIVE, ANY LAW OR PROVISION THEREOF THAT IS PROHIBITED BY LAW FROM BEING WAIVED. EACH PARTY REPRESENTS THAT IT HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE PRECEDING WAIVER PROVISION, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND ADVICE AND AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION VOLUNTARILY CONSENTS TO THIS WAIVER, AND UNDERSTANDS THE RIGHTS BEING WAIVED HEREIN.
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

BUYER OASIS PETROLEUM NORTH AMERICA LLC
By:	/s/ Taylor L. Reid
	Name:	Taylor L. Reid
	Title:	Executive Vice President & Chief Operating Officer

SELLER ZENERGY ONSHORE PROPERTIES, LLC
By:	/s/ Robert M. Zinke
Robert M. Zinke, President

ZENERGY OPERATING COMPANY, LLC
By:	/s/ Robert M. Zinke
Robert M. Zinke, President:

ZENECO, INC.
By:	/s/ Robert M. Zinke
Robert M. Zinke, President

GARDEN ISLE INVESTMENTS, LLC
By:	/s/ Robert E. Siler
Richard E. Siler, Manager

OMITTED SCHEDULES
     The portions identified below in the following exhibits and schedules have been omitted from the Purchase and Sale Agreement filed as Exhibit 10.4 to this Amendment No. 1 on Form 10-Q/A:
Exhibit A-1 (Part One): Leases
Exhibit A-1 (Part Two): Beneficial Leases
Exhibit A-2: Wells
Exhibit A-3: Right of Way/Surface Use
Exhibit A-4: Consents
Exhibit B: Material Agreements
Exhibit C: Value Allocation
Exhibit D: Assignment, Bill of Sale and Conveyance
Exhibit E: Transition Services Agreement
Exhibit H: Accounting Data
Exhibit I: Equipment

Schedule 2.1: Seller Wire Instructions
Schedule 3.8: Taxes
Schedule 3.9: Litigation
Schedule 3.10: Violations
Schedule 3.12: Purchase Contracts
Schedule 3.13: Plugging Obligations
Schedule 3.14: Imbalances
Schedule 3.15: Licenses
Schedule 3.17: Leases
Schedule 3.18: Non-Consent — Force Pooled
Schedule 3.19: Wells Subject to Reversion
Schedule 3.21: Environmental
     Oasis Petroleum Inc. agrees to furnish a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.